
Issuer Free Writing Prospectus dated Dec 8th 2025
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated, December 3rd 2025
Registration Statement No. 333-288808
HILLHOUSE
FRONTIER HOLDINGS
DRIVING PROFITS, ACROSS THE GLOBE
Note: Refer to the offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid, and there is a risk of loss.

HILLHOUSE FRONTIER HOLDINGS

DISCLAIMER

This free-writing prospectus relates to the proposed public offering of Class A common stock ("Class A Common Stock") of the Company and should be read together with the Registration Statement filed with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this communication relates and may be accessed through the following web link: https://www.sec.gov/Archives/edgar/data/2065707/000147793225008753/hillhouse_s1a.htm.

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. This confidential presentation (this "Presentation") is for informational purposes only to assist interested parties who are either qualified institutional buyers or institutional accredited investors in making their own evaluation with respect to the proposed public offering of HILLHOUSE FRONTIER HOLDINGS Inc. (the "Company"). The information contained herein does not purport to be all-inclusive and the Company and its affiliates make, and each hereby disclaims, any representation or warranty, express or implied, as to the reasonableness, accuracy, completeness or reliability of the information contained in this Presentation. Viewers of this Presentation should make their own evaluation of the Company and of the relevance and accuracy of the information and should make such other investigations as they deem necessary. None of the Company nor any of their respective affiliates, directors, officers, employees, advisers or representatives or the underwriters will be responsible or liable for any loss howsoever arising from these materials or any information presented or contained in or derived from these materials. The information presented or contained in these materials is subject to change without notice and its accuracy, fairness or completeness is not guaranteed.

The information contained in this Presentation is highly confidential and may not be forwarded, published or distributed, directly or indirectly, to any other person (whether within or outside your organization or firm) for any purpose and may not be reproduced in any manner whatsoever. Any forwarding, publication, distribution or reproduction of this presentation in whole or in part is unauthorized.

These forward-looking statements are made only as of the date of this Presentation and are based on estimates and information currently available to the Company. Forward-looking statements are not guarantees of future performance. You can identify some of these forward-looking statements by words or phrases such as "may," "will," "expect," "aim," "estimate," "intend," "plan," "believe," "is/are likely to," "potential," "continue" or other similar expressions. All statements in this Presentation other than statements of historical fact are forward-looking statements, including, but not limited to: the Company's goals and growth strategies; the Company's expectations regarding demand for and market acceptance of its vehicle exporting services, car subscription model, and parallel-importing business; the Company's future business development, results of operations and financial condition; the Company's ability to scale its vehicle sourcing and export operations; the Company's ability to maintain and improve its logistics, distribution, and fulfillment infrastructure; competition in the vehicle exporting and car subscription industries; the expected growth of, and trends in, the PRC and global markets for vehicle exporting, car subscription, and automotive mobility services; the impact of global supply chain disruptions on the Company's ability to source vehicles and on the ability of the Company's distributors to deliver products; the development of the PRC market for parallel-import vehicles and the Company's ability to capture market share within that segment; the effects of epidemics, geopolitical events, and global supply chain fluctuations; government policies and regulations relating to the Company's operations, including regulations governing cross-border vehicle exporting, customs, import eligibility, and automotive distribution; the Company's ability to develop and maintain effective disclosure controls and internal controls over financial reporting; the Company's ability to use proceeds from its proposed initial public offering as contemplated; the effect of any sales or anticipated sales of securities by existing stockholders on the trading price of the Company's common stock; the Company's ability to satisfy the initial listing requirements of the Nasdaq Stock Market and maintain ongoing compliance with continued listing standards; the Company's ability to operate successfully as a public company; the period of time for which its current liquidity will support ongoing operations; general economic and industry conditions; volatility in the Company's operating results, financial performance, and the market price of its common stock; the Company's ability to attract and retain qualified management, automotive supply-chain personnel, and technology development staff; and the assumptions underlying or related to any of the foregoing, and other risks described in the Company's filings with the Securities and Exchange Commission, available at http://www.sec.gov.

These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

DISCLAIMER

In this Presentation, the Company rely on and refer to certain information and statistics regarding the markets and industries in which the Company competes. Such information are based on management's estimates and/or obtained from third-party sources, including reports by market research firms and company filings. While the Company believes such third-party information is reliable, there can be no assurances as to the accuracy or completeness of the indicated information. The Company has not independently verified the accuracy or completeness of the information provided by the third-party sources.

This Presentation and any oral statements made in connection with this Presentation are not intended to and shall not constitute an offer to sell or the solicitation of an offer to buy or a recommendation to purchase any security of the company or any of its affiliates, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sales would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or in reliance on an exemption from the registration requirements of the Securities Act. You should not construe the contents of this Presentation as legal, tax accounting, or investment advice or a recommendation. You should consult your own counsel and tax and financial advisors as to the legal, financial, and related matters concerning the matters described herein, and by accepting this Presentation, you confirm that you are not replying upon the information contained herein to make any decision. The distribution of the Presentation may also be restricted by law and persons into whose possession this Presentation comes should inform themselves about and observe any such restrictions. The recipient acknowledges that it is (a) aware that the United States securities laws prohibit any person who has material, non-public information concerning a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities (b) familiar with the Securities Exchange Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act"), and that the recipient will neither use, nor cause any third party to use, this Presentation or any information contained herein in contravention of the Exchange Act, including, without limitation, Rule 10b-5 thereunder.

THIS PRESENTATION IS BEING DISTRIBUTED TO SELECTED RECIPIENTS ONLY AND IS NOT INTENDED FOR DISTRIBUTION TO, OR USE BY, ANY PERSON OR ENTITY IN ANY JURISDICTION OR COUNTRY WHERE SUCH DISTRIBUTION OR USE WOULD BE CONTRARY TO APPLICABLE LAW OR REGULATION. AS OF THE DATE HEREOF, NONE OF THE INFORMATION CONTAINED HEREIN HAS BEEN FILED WITH THE SEC, ANY SECURITIES ADMINISTRATOR UNDER ANY SECURITIES LAWS OF ANY U.S OR NON-U.S JURISDICTION, OR ANY OTHER U.S OR NON-U.S GOVERNMENTAL OR SELF-REGULATORY AUTHORITY. NO SUCH GOVERNMENTAL OR SELF-REGULATORY AUTHORITY WILL PASS ON THE MERITS OF ANY OFFERING OF INTERESTS IN CONNECTION TO THE COMPANY OR THE ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

HILLHOUSE
FRONTIER HOLDINGS

OFFERING SUMMARY

ISSUER	HILLHOUSE FRONTIER HOLDINGS INC.
PROPOSED LISTING/SYMBOL	NASDAQ CAPITAL MARKET/HIFI
OFFERING TYPE	INITIAL PUBLIC OFFERING
SECURITIES OFFERED	1,250,000 CLASS A COMMON STOCK (+187,500 shares if the over-allotment option is exercised)
OFFERING SIZE	~ $5MM - $7.5MM
PRICE RANGE	~ $4.00 - $6.00
USE OF PROCEEDS	(i) ~50% working capital to support our existing parallel-export vehicle business ; (ii) ~20% development of our proposed car subscription model; (iii) ~20%market expansion efforts, including building local teams, distributor partnerships, and targeted marketing; (iv) ~10%investment in technology upgrades for inventory management, logistics, and customer systems.
UNDERWRITER	CATHAY SECURITIES, INC.

HILLHOUSE FRONTIER HOLDINGS

WELCOME TO HILLHOUSE

A U.S. PREMIUM VEHICLE EXPORTER SERVING THE PRC MARKET

WITH PLANS TO EXPAND INTO CAR SUBSCRIPTION SERVICES

HILLHOUSE FRONTIER HOLDINGS

CORPORATE
RUCTURE

HILLHOUSE FRONTIER HOLDINGS INC

HILLHOUSE CAPITAL GROUP INC


CAR
EXPORT


VEHILCE AS
A SERVICE
（VAAS）

FLEXOWN INC

We intend to introduce a car subscription service through FLEXOWN **(recent development)**

DRIVING PROFITS, ACROSS THE GLOBAL

Note: Refer to the offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid, and there is a risk of loss.

OUR MISSION

To revolutionize the automotive industry by delivering innovative, **customer-centric** solutions across export and subscription, **empowering mobility and fostering sustainable growth.**

Comprehensive Capabilities

Rapid Growth



Note: Refer to the offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid, and there is a risk of loss.

HILLHOUSE FRONTIER HOLDINGS



OUR VISION

To lead the future of automotive innovation and mobility solutions globally



Shaping the future of **Car Ownership and Mobility**

Note: Refer to the offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid, and there is a risk of loss.

HILLHOUSE
FRONTIER HOLDINGS



HILLHOUSE CAPITAL GROUP

We operate a vehicle export business, specializing in sourcing new premium vehicles in the U.S. and selling them to a Hong Kong-based client.

Note: Refer to the offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid, and there is a risk of loss.

OUR BUSINESS MODEL

We manage all transportation , logistics coordination, and export documentation to ensure a seamless process for our clients

Step 1
Client places order
HongKong Client Place Orders

Step 2
Vehicle Sourcing
Hillhouse sources vehicles and delivers them to freight forwarder

Step 3
International Shipmemt
Shipped to PRC port per client's instruction

Step 4
Customs Clearance
Client handles customs clearance

Step 5
Profit Settlement
(after sale to PRC customers)
Hillhouse receives profit sharing ($8,000 per vehicle)

A STREAMLINED AND RELIABLE END–TO–END EXPORT PROCESS

Note: Refer to the offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid, and there is a risk of loss.

HILLHOUSE
FRONTIER HOLDINGS

Sourcing from authorized dealerships

WE - - - - - - - No formal employee relationships with us → **Purchasing agents** → **Sales Personnel** (authorized dealerships)

- **Purchasing agents:** Who complete transactions on our behalf
- **Sales Personnel (authorized dealerships):** Dealership staff who coordinate transactions

Sourcing from independent dealerships

WE → **Independent dealerships**

- **Independent dealerships:** which are not affiliated with any particular brand and often maintain a broader inventory

WE OBTAIN OUR VEHICLES FROM BOTH AUTHORIZED DEALERSHIPS AND INDEPENDENT LOCAL DEALERS IN THE UNITED STATES.

HILLHOUSE FRONTIER HOLDINGS

OVERVIEW

55 Transactions

exclusively from independent dealers

9 months ended 9/30/2025

We will continue leveraging the use of both authorized and independent dealerships as market conditions dictate.

2025 Revenue

$5,840,837

For nine months ended September 30, 2025

Gross Profit

$582,168

For nine months ended September 30, 2025

Global Expansion Momentum

4 Letters of Intent

We have secured LOIs from dealers across Asia, Europe, and the Middle East, in Cambodia, Germany, South Korea, and Dubai.

HILLHOUSE
FRONTIER HOLDINGS

COMPETITIVE POSITIONING



Rising Alternative to Authorized Imports

Parallel imports—vehicles brought in outside official manufacturer channels, allowing models like the Dodge Challenger SRT Hellcat, which is not officially sold in the PRC, to enter the market through independent importers.

Access to Exclusive & Unreleased U.S. Models

Many U.S. models—such as Cybertruck, Hummer EV, Escalade ESV, Bronco Raptor—are not officially available in PRC but are actively imported via parallel channels.

HILLHOUSE
FRONTIER HOLDINGS

OUR STRENGTH

Strong relationships with authorized dealership sales personnel

Streamlined Export Operations

Integrated Logistics and Freight Management

Stringent Compliance and Risk Management

Scalable Business Model

Strong Customer Relationship

HILLHOUSE FRONTIER HOLDINGS
AUTO MOBILE

U.S EXPORT MARKET OVERVIEW

01. The U.S. automotive export market serves private consumers, businesses, and parallel-import dealers across **China, the Middle East, and Europe**.

02. International buyers seek **premium and high-performance U.S. models** that are limited or unavailable in their local markets.

03. Strong demand is driven by product scarcity, regulatory constraints abroad, and U.S. manufacturers' model diversity.



Note: Refer to the offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid, and there is a risk of loss.

HILLHOUSE
FRONTIER HOLDINGS

10%-15% Cheaper

Parallel-import vehicles offer a distinct price advantage, typically costing 10% to 15% less than traditional imports due to their bypassing multiple distribution layers, such as national distributors, regional dealers and local dealers.

FAST TRACK APPROVAL IN PRC

Parallel importers benefit from a faster approval process, allowing new models to enter the PRC market much more quickly.

INDUSTRY

UNIQUE CONFIGURATIONS

Under the traditional authorized model, manufacturers control imported vehicle types and specifications. With the rise of parallel imports, many PRC consumers increasingly **bypass authorized dealers for better pricing and customized configurations.**

HILLHOUSE FRONTIER HOLDINGS

OUR GROWTH STRATEGY



01. Expansion into High-Demand Markets.

We plan to expand into Southeast Asia and Middle East, where demand for U.S. luxury vehicles is strong. These regions provide opportunities to tap into a broader client base seeking U.S.-made high-performance and luxury vehicles.

02. Strengthen our sourcing capabilities.

We intend to further develop our relationships with dealership sales personnel, independent dealers and purchasing agents to allow us to secure more inventory and optimize pricing.

03. Diversification into Car Subscription Services

To complement our export business, we intend to enter the car subscription market in the future.

04. Invest in technology and logistics

05. Expand Marketing and Business Development Initiatives

Note: Refer to the offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid, and there is a risk of loss.

HILLHOUSE FRONTIER HOLDINGS

RECENT DEVELOPMENT FLEXOWN



CAR SUBSCRIBE →

We intend to launch a car subscription business through our newly incorporated Flexown subsidiary, which we believe will diversify our business and aligns with the growing global trend toward flexible vehicle ownership models.



VEHICLE-AS-A-SERVICE (VAAS) SOLUTIONS

Note: Refer to the offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid, and there is a risk of loss.

HILLHOUSE
FRONTIER HOLDINGS



WE BELIEVE THIS SUBSCRIPTION MODEL WILL CATER TO

01. Affluent customers who prefer flexibility over long-term ownership.

02. Expatriates, business travelers, and short-term residents who need vehicles without the commitment of a purchase or lease.

03. Urban professionals and persons having younger demographics who value convenience and access to premium vehicles without high upfront costs.

Note: Refer to the offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid, and there is a risk of loss.

FINANCIALS



Comparison of Results of Operations for the Years Ended December 31, 2024 and 2023

Note: Refer to the offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid, and there is a risk of loss.

HILLHOUSE FRONTIER HOLDINGS

Comparison of Results of Operations for the Years Ended December 31, 2024 and 2023

	For the Years ended December 31, (audited)				CHANGE	
	2024		2023		AMOUNT	%
	USD	%	USD	%		
Revenue						
Revenue from the sale of vehicles	6,938,876	86.02%	11,595,405	100.00%	$(4,656,529)	(40.16%)
Profit sharing revenue	1,128,000	13.98%	-	-	$1,128,000	100%
Total Revenue	8,066,876	100.00%	11,595,405	100.00%	(3,528,529)	(30.43%)
Total cost of revenue	6,788,596	84.15%	11,388,848	98.22%	(4,600,252)	(40.39%)
Gross profit	1,278,280	15.85%	206,557	1.78%	$1,071,723	518.85%
Net income (loss)	**$878,363**	**10.89%**	(50,711)	(0.44%)	**$929,074**	**1,832.10%**

HILLHOUSE FRONTIER HOLDINGS

Comparison of Results of Operations for the Nine Months Ended September 30, 2025 and 2024

	For the Nine Months Ended September 30, (unaudited)				CHANGE	
	2025		2024		AMOUNT	%
	USD	%	USD	%		
Revenue						
Revenue from the sale of vehicles	$5,400,847	92.47%	$5,879,074	87.50%	$(478,237)	(8.13%)
Profit sharing revenue	440,000	7.53%	840,000	12.50%	(400,000)	(47.62%)
Total Revenue	5,840,837	100.00%	6,719,074	100.00%	(878,237)	(13.07%)
Total cost of revenue	5,258,669	90.03%	5,755,258	85.66%	(496,589)	(8.63%)
Gross profit	582,168	9.97%	963,816	14.34%	(381,648)	39.60%
Net income (loss)	**$105,168**	**1.80%**	$666,003	9.91%	**$(560,835)**	**(84.21)%**

HILLHOUSE FRONTIER HOLDINGS

EXECUTIVE LEADERSHIP



Mr. Fenglong (Frank) Ma
CEO & Chairman

Seasoned entrepreneur with experience in international automotive trade, sales, and supply chain management.



Mr. Chihyuan (John) Lin
CFO

Financial executive with strong expertise in accounting, SEC reporting, and financial management; prior roles include senior financial reporting manager and operational accounting leadership at public companies.



Mrs. Zheng Wen (Waverly) Tong
COO

Experienced operations and logistics manager with a background in automotive procurement, supply chain, and financial transaction oversight.

HILLHOUSE
FRONTIER HOLDINGS

OUR DIRECTORS

Tom Xing
Director

Strong background in supply chain and logistics management.

Qizhe Wu
Independent Director

He has served as the CEO of DuiAn Technology (Shandong) Co., Ltd., a corporate strategy, market expansion, and operational management company since November 2024.

Dong Lin
Independent Director

He has been an office manager at Shandong Shanzheng Law Firm since 2009. He obtained a license to practice law in the PRC in 2021.

Si Zhang
Independent Director

She has been the Chief Financial Officer of Qingdao HiCang Logistics Technology Co., Ltd. since November 2020, overseeing financial strategy, fund management and regulatory compliance.



CONTACT:

HILLHOUSE FRONTIER HOLDINGS INC.

Phone: 661-508-8888
E-mail: info@hillhouse-group.com
Address: 20955 Lycoming St, STE 201,
Diamond Bar, CA 91789

HILLHOUSE FRONTIER HOLDINGS

UNDERWRITER

CATHAY SECURITIES, INC.

E-mail: service@cathaysecurities.com
Address: 40 WALL ST, STE 3600
NEW YORK, NY 10005, USA